KOKOMO ENTERPRISES INC.

June 2, 2011

CEIBA NETWORK UG
Am Masling 54,
58456 Witten,
Germany

Attention:  Mr. Lars Schmidt

Dear Lars:

Re:	Incentive Share Purchase Option Agreement dated June 1, 2011 (the “Incentive Option Agreement”) between Kokomo Enterprises Inc. (“Kokomo”) and Ceiba Network UG (“Ceiba”).

The object of this letter is to confirm our understanding that should Ceiba be unable to exercise its incentive stock options by the expiry date of the Incentive Option Agreement i.e., June 1, 2012 due to the trading price of Kokomo’s common shares being $0.15 per common share or being less than $0.15 per common share, then Kokomo shall be obligated to make a cash payment of US $3,250 to Ceiba as compensation for Ceiba’s services.  For greater certainty, if during the twelve month period of the Incentive Option Agreement, Ceiba exercises all or part of its incentive stock options, then Ceiba shall not be entitled to receive any payment from Kokomo, and Kokomo shall not be obligated to make any payment to Ceiba.

Yours sincerely,

Kokomo Enterprises Inc.

Bedo H. Kalpakian
President & CEO

Side Letter_Ceiba Network UG_June 2 2011.doc

KOKOMO ENTERPRISES INC. Suite 1000, 1177 West Hastings St. Vancouver, BC V6E 2K3 Tel: 604 681 1519 Fax: 604 681-9428 www.kokomoenterprises.ca email: info@kokomoenterprises.ca